Exhibit 99.1

For Immediate Release	Contact:
Vance Adkins Chief Financial Officer Email: vadkins@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Announces Third Quarter Earnings

Annapolis, MD, October 22, 2020 (PRNewswire) – Severn Bancorp, Inc. (the Company) (NASDAQ: SVBI), the parent company of Severn Bank (the Bank), reported net income of $1.9 million for the third quarter ended September 30, 2020 and $4.2 million for the nine months ended September 30, 2020 compared to $2.4 million and $7.2 million for the same periods in 2019. Earnings per share on a fully diluted basis were $0.15 for the third quarter and $0.33 per share for the first nine months of 2020, down from $0.19 and $0.56 per share, respectively, from the third quarter and first nine months of 2019.

Response to COVID-19

The Company continues to monitor the impact of the COVID-19 pandemic. Its goal is to keep employees and customers safe. To that end, some employees are working remotely and those who are on-site are practicing appropriate social distancing, wearing masks, and following other protocols that are designed to avoid COVID-19 exposure while keeping customers and employees safe.

The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team is focused on assessing the risks in our loan portfolio and working with customers to minimize losses. We have implemented loan programs to allow customers who were required to close or reduce their business operations to temporarily defer loan principal and interest payments. The Company is also participating in the SBA Paycheck Protection Program (PPP) to help disburse loans to our business customers to provide them with additional working capital. Additionally, through the first nine months of 2020 the Company performed 141 short-term COVID-19 related modifications of loans totaling $98.6 million. Subsequent to modification, 43 loans totaling $27.4 million have resumed making regular payments.

“The Company had a respectable third quarter. The continued high volume of residential mortgage originations and the growth of commercial relationships has contributed to earnings. The Bank continues to be a strong resource to the local business community, while originating a record amount of residential mortgages in this low interest rate environment,” said Alan J. Hyatt, President and Chief Executive Officer. “It remains difficult to say how the economy will be impacted in the future by this pandemic, and we will continue to be vigilant,” Mr. Hyatt said.

Income Statement

Net interest income was $6.5 million for the third quarter ended September 30, 2020 and $19.9 million for the nine months ended September 30, 2020 compared to $7.6 million and $23.6 million for the same periods in 2019. The decreases in interest income was driven by lower volumes of earning assets, particularly from significantly lower interest rates earned on medical-use cannabis related deposits that were invested in fed funds or interest bearing deposits with other banks and earned higher interest income during 2019. Also, loan interest income decreased from lower average loan volumes as well as lower yielding PPP loans, which was slightly offset by a reduction in interest expense from lower deposit rates and less reliance on borrowings.

Provision expense was $100 thousand for the third quarter ended September 30, 2020 and $850 thousand for the nine months ended September 30, 2020 compared to a negative provision of $500 thousand for the same periods in 2019. The ratio of the allowance for loan losses to gross loans was 1.31% at September 30, 2020. Excluding PPP loans, the ratio of the allowance for loan losses to gross loans was 1.41% at September 30, 2020, higher than both the 1.33% at June 30, 2020 and the 1.11% at December 31, 2019. The primary drivers of the increased percentage of the allowance to total loans, excluding PPP loans, were increases in qualitative factors from the impact of the COVID-19 pandemic, decrease in loan volume from payoffs, and net recoveries during the quarter.

Noninterest income was $4.7 million for the third quarter ended September 30, 2020 and $11.0 million for the nine months ended September 30, 2020 compared to $2.8 million and $7.7 million for the same periods in 2019. Growth in mortgage banking production continued to contribute significantly to the increases in noninterest income.

Noninterest expense was $8.4 million for the third quarter ended September 30, 2020 and $24.1 million for the nine months ended September 30, 2020 compared to $7.7 million and $21.9 million for the same periods in 2019. There were higher commissions paid to mortgage loan officers from increased production and higher occupancy and staffing costs as a result of one full year of a new branch in Crofton being open.

Balance Sheet

Total assets increased $112 million to $939 million at September 30, 2020 from $827 million at December 31, 2019. The increase in assets was primarily in federal funds and interest bearing deposits in other banks as well as loans receivable from PPP originations. Deposits also increased by $122 million from December 31, 2019. The increase in deposits was primarily the result of short term, medical-use cannabis related funds that account holders maintain at the Bank prior to pursuing other longer term investment opportunities as well as PPP loans to customers who had not yet withdrawn the funds. Management is aware of the short term nature of certain medical-use cannabis related deposits and offset those funds by maintaining short term liquidly to meet any deposit outflows.

About Severn Bank

Founded in 1946, Severn Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It offers seven branches located in Annapolis, Edgewater, Severna Park, Lothian/Wayson’s Corner, Crofton, and Glen Burnie, Maryland. The Bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn Bank is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition, the rapidly changing uncertainties related to the Covid-19 pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Severn Bancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands, except per share data)
(Unaudited)

	September 30, 2020	December 31, 2019	$ Change	% Change
Balance Sheet Data:

ASSETS
Cash	$3,315	$2,892	$423	15%
Federal funds and interest bearing deposits in other banks	140,508	85,301	55,207	65%
Certificates of deposit held as investment	4,828	7,540	(2,712)	-36%
Investment securities available for sale, at fair value	54,205	12,906	41,299	320%
Investment securities held to maturity	19,709	25,960	(6,251)	-24%
Loans held for sale, at fair value	21,722	10,910	10,812	99%
Loans receivable	660,315	645,685	14,630	2%
Allowance for loan losses	(8,675)	(7,138)	(1,537)	22%
Accrued interest receivable	2,521	2,458	63	3%
Foreclosed real estate, net	1,010	2,387	(1,377)	-58%
Premises and equipment, net	21,273	22,144	(871)	-4%
Restricted stock investments	1,661	2,431	(770)	-32%
Bank owned life insurance	5,484	5,377	107	2%
Deferred income taxes, net	1,407	1,748	(341)	-20%
Prepaid expenses and other assets	10,636	6,318	4,318	68%

Total Assets	$939,919	$826,919	$113,000	14%

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits	$783,238	$661,049	$122,189	18%
Borrowings	20,000	35,000	(15,000)	-43%
Subordinated debentures	20,619	20,619	-	0%
Accounts payable and accrued expenses	6,785	4,779	2,006	42%

Total Liabilities	830,642	721,447	109,195	15%

Common stock	128	128	-	0%
Additional paid-in capital	66,060	65,944	116	0%
Retained earnings	42,108	39,445	2,663	7%
Accumulated comprehensive income (loss)	(19)	(45)	26	-58%

Total Stockholders' Equity	108,277	105,472	2,805	3%

Total Liabilities and Stockholders' Equity	$938,919	$826,919	$112,000	14%

Severn Bancorp, Inc.
Consolidated Income Statements
(dollars in thousands, except per share data)
(Unaudited)

Quarterly income statement results:	Three Months Ended September 30,
	2020	2019	$ Change	% Change

Interest Income

Interest on loans	$7,601	$9,146	$(1,545)	-17%
Interest on securities	272	224	48	21%
Other interest income	68	484	(416)	-86%

Total interest income	7,941	9,854	(1,913)	-19%

Interest Expense

Interest on deposits	1,142	1,732	(590)	-34%
Interest on long term borrowings	269	473	(204)	-43%

Total interest expense	1,411	2,205	(794)	-36%

Net interest income	6,530	7,649	(1,119)	-15%

Provision for (reversal of) loan losses	100	(500)	600	-120%

Net interest income after provision for loan losses	6,430	8,149	(1,719)	-21%

Noninterest Income

Mortgage-banking revenue	2,922	1,108	1,814	164%
Real Estate Commissions	416	430	(14)	-3%
Real Estate Management Income	150	144	6	4%
Other noninterest income	1,225	1,131	94	8%

Total noninterest income	4,713	2,813	1,900	68%

Net interest income plus noninterest income after provision for loan losses	11,143	10,962	181	2%

Noninterest Expense

Compensation and related expenses	6,046	5,065	981	19%
Net Occupancy & Depreciation	385	379	6	2%
Net Costs of Foreclosed Real Estate	(48)	105	(153)	-146%
Other	1,979	2,121	(142)	-7%

Total noninterest expense	8,362	7,670	692	9%

Income before income tax provision	2,781	3,292	(511)	-16%

Income tax provision	883	911	(28)	-3%

Net income	$1,898	$2,381	$(483)	-20%

Severn Bancorp, Inc.
Consolidated Income Statements
(dollars in thousands, except per share data)
(Unaudited)

Year-to-Date income statement results:	Nine Months Ended September 30,
	2020	2019	$ Change	% Change

Interest Income

Interest on loans	$24,017	$27,539	$(3,522)	-13%
Interest on securities	707	724	(17)	-2%
Other interest income	494	2,358	(1,864)	-79%

Total interest income	25,218	30,621	(5,403)	-18%

Interest Expense

Interest on deposits	4,322	5,499	(1,177)	-21%
Interest on long term borrowings	966	1,543	(577)	-37%

Total interest expense	5,288	7,042	(1,754)	-25%

Net interest income	19,930	23,579	(3,649)	-15%

Provision for (reversal of) loan losses	850	(500)	1,350	-270%

Net interest income after provision for loan losses	19,080	24,079	(4,999)	-21%

Noninterest Income

Mortgage-banking revenue	6,546	2,915	3,631	125%
Real Estate Commissions	856	1,290	(434)	-34%
Real Estate Management Income	470	470	-	0%
Other noninterest income	3,103	3,013	90	3%

Total noninterest income	10,975	7,688	3,287	43%

Net interest income plus noninterest income after provision for loan losses	30,055	31,767	(1,712)	-5%

Noninterest Expense

Compensation and related expenses	16,678	14,499	2,179	15%
Net Occupancy & Depreciation	1,348	1,183	165	14%
Net Costs of Foreclosed Real Estate	42	254	(212)	-83%
Other	6,033	5,997	36	1%

Total noninterest expense	24,101	21,933	2,168	10%

Income before income tax provision	5,954	9,834	(3,880)	-39%

Income tax provision	1,754	2,668	(914)	-34%

Net income	$4,200	$7,166	$(2,966)	-41%

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2020	2019	2020	2019
Per Share Data:				.
Basic earnings per share	$0.33	$0.56	$0.15	$0.19
Diluted earnings per share	$0.33	$0.56	$0.15	$0.19
Average basic shares outstanding	12,812,864	12,775,104	12,812,976	12,776,911
Average diluted shares outstanding	12,829,710	12,853,812	12,820,534	12,841,679

Performance Ratios:
Return on average assets	0.65%	1.04%	0.85%	1.05%
Return on average equity	5.21%	9.38%	7.01%	9.14%
Net interest margin	3.21%	3.58%	3.05%	3.53%
Efficiency ratio*	77.85%	69.33%	74.80%	72.31%

	September 30, 2020	December 31, 2019
Asset Quality Data:
Non-accrual loans	$5,832	$4,242
Foreclosed real estate	$1,010	$2,387
Total non-performing assets	$6,842	$6,629
Total non-accrual loans to total loans	0.88%	0.66%
Total non-accrual loans to total assets	0.62%	0.51%
Allowance for loan losses	$8,675	$7,138
Allowance for loan losses to total loans	1.31%	1.11%
Allowance for loan losses to loans, net of PPP loans	1.41%	1.11%
Allowance for loan losses to total non-accrual loans	149%	168%
Total non-performing assets to total assets	0.73%	0.80%
Non-accrual troubled debt restructurings (included above)	$80	$85
Performing troubled debt restructurings	$7,878	$8,858
Loan to deposit ratio	84%	98%

*	This non-GAAP financial measure is calculated as noninterest expenses less OREO expenses divided by net interest income plus noninterest income